Exhibit 99.1

Dear Colleagues:

A number of you have asked me and other senior members of our management team about the significant drop in our stock price – especially over the past 5 trading days. While the entire pharmaceutical and biotech sector has been impacted by market volatility and numerous press articles about pharmaceutical pricing, we have been hit particularly hard.

After talking with a number of investors and observing the concerns and assertions in the media, I thought it would be helpful to give you my perspective on the two main issues worrying investors:

1)	Concern that our business model and strategy is dependent upon large price increases in our U.S. pharmaceutical business,

2)	Concern around our exposure to U.S. government drug price reimbursement

I can assure you that this bear thesis is incorrect on both accounts.

Valeant is well-positioned for strong organic growth, even assuming little to no price increases. As we have stated many times, Valeant’s core operating principles include a focus on volume growth and a concentration on private and cash pay markets that avoid government reimbursement in the U.S. and across the world. We have consistently pursued profitable growth through diversification, strong execution and financial discipline while minimizing exposure to governmental policy changes and volatility. Our strategy is quite different from traditional pharmaceutical companies in this regard, and is still not always well understood. We have - and will continue to - work diligently to upgrade the quality of our assets through a strong track record of developing high quality products internally (e.g., Jublia, ULTRA Contact Lenses) and through acquisitions (e.g., Bausch + Lomb, Salix). By focusing on organic growth and execution, we will continue to demonstrate our strong business performance to the market. Needless to say, I thank all of you for your continued hard work to deliver these results.

Turning to the first concern about our business model, the majority of our portfolio will continue to deliver strong volume-based organic growth and is not dependent on price increases. To put this in context, let me lay out the facts.

•	In 2016, we expect to generate approximately 30% of our revenue outside the U.S., where we have historically realized little to no net price increases and in fact, during some quarters, our net price has actually decreased. We expect continued high single-digit/low double-digit growth in our emerging markets and 3-5% growth in ex-U.S. developed markets going forward.

•	We expect approximately 20% of our 2016 revenue to come from U.S. businesses including Contact Lenses, Consumer, Surgical Devices and Generics. These businesses realize, on average, small price increases in line with the Consumer Price Index, or no price increases at all. We expect continued double-digit growth overall for these businesses.

•	Dermatology, Ophthalmology RX and Dentistry Rx 2016 revenue is expected to represent approximately 20% of revenue and, across these businesses, our teams have delivered over 30% script growth year to date. We expect continued double-digit growth for the foreseeable future given the strength of our brands (e.g., Jublia, Prolensa, Retin-A Micro franchise, Solodyn) and a strong, late stage pipeline (Addyi, brodalumab, IDP-118 and Vesneo).

•	We expect the Salix business to represent approximately 20% of our 2016 revenue and expect double-digit script growth and corresponding revenue growth trends to continue.

•	Finally, we expect the remaining approximately 10% of our business in 2016 to come from our Neuro and Other portfolio, where we have historically taken price increases. This business is becoming a smaller part of our portfolio over time, and is one area whose growth is not driven by volume. With the recent genericization of Xenazine, this portfolio is composed primarily of off-patent, legacy products that are competing against low-priced generics. This segment also includes Isuprel and Nitropress, which have been the focus of much of the U.S. press. We purchased these two assets earlier this year and we thought the best long-term commercial strategy was to reprice these brands. However, it is worth mentioning that neither product’s revenue is part of our organic same-store sales growth calculation since we have owned them for less than a year. On average, we have budgeted a mid-single digit revenue growth rate for this segment in 2016.

Turning to the second concern about proposed changes to government reimbursed products in the U.S., our exposure to U.S. government reimbursement currently represents approximately 15% of our total revenue. Of this, about one third, or ~5%, represents sales to Medicaid, the Department of Veterans Affairs, the Department of Defense, and other government entities, where the business is at best marginally profitable. Despite this, we continue to offer our products through these programs to ensure these patients continue to have access to needed medications. The remaining 10% of our government exposure is related to Medicare. As I stated above, our overall strategy is to focus on private and cash pay markets and to minimize government reimbursement. I believe our exposure to government reimbursement is lower than any other major pharmaceutical company.

As we approach the end of the third quarter, I want to thank all of you for delivering what we expect will be another quarter of double-digit organic growth and strong financial performance, despite the genericization of two of our largest products, Targretin and Xenazine. Our fundamentals remain strong for the rest of 2015 and we expect double-digit organic growth in 2016 and beyond as we prepare for the launch of Addyi and anticipate other potential product approvals such as Veseno, Relistor Oral, and brudalumab.

This is not the first time we have faced questions about our business model and strategy in the market, and it likely won’t be the last. By continuing to focus on organic growth and execution, I am convinced we will continue to generate the best outcomes for our shareholders and the healthcare community. I want to once again thank all of you for your hard work and I know that together we will demonstrate the strength of our operating model.

Mike